GEHL
                                   Gehl Company              Tel: 262/334-9461
                                   143 Water Street          Fax: 262/334-6603
                                   P.O. Box 179              http://www.gehl.com
                                   West Bend, WI 53095-0179
CONTACT:                           USA
Kenneth Hahn (investors)
Chief Financial Officer
262-334-6632

Drew Brown/Andrew Cole (media)
Citigate Sard Verbinnen
212-687-8080
                                                           News Release


           GEHL COMPANY REPORTS 2001 NET INCOME, BEFORE NON-RECURRING
           ----------------------------------------------------------
               CHARGES, OF $5.4 MILLION, OR $.99 PER DILUTED SHARE
               ---------------------------------------------------

     WEST BEND, WI, February 28, 2002 -- Gehl Company (NASDAQ NM: GEHL), a manufacturer of compact construction and agricultural equipment, today reported net sales for the year ended December 31, 2001 of $251.6 million, compared to $258.1 million recorded for the prior year. Net income for the year ended December 31, 2001, including non-recurring charges, totaled $2.3 million, or $.42 per diluted share, compared to $9.7 million, or $1.72 per diluted share, in 2000. Non-recurring after-tax charges in 2001 were $3.1 million, including $2.8 million, or $.51 per diluted share, for plant rationalization initiatives, and $.3 million, or $.06 per diluted share, for strategic review process expenses, both of which were recorded in the third quarter of 2001. Excluding these non-recurring charges, the Company's net income in 2001 was $5.4 million, or $.99 per diluted share. Net income in 2000 included a gain of $.5 million, or $.10 per diluted share, on the disposal of a former branch service center.

     For the quarter ended December 31, 2001, Gehl reported net sales of $49.6 million, compared to $52.1 million for the fourth quarter of 2000. Sales were lower due primarily to dealers' cautiousness to commit to adding stock units into inventory because of continued unfavorable economic conditions. The Company reported a net

Gehl Company
Gehl Company Reports 4th Quarter and Full Year 2001 Results
February 28, 2002
page 2


loss of $430,000, or $.08 per diluted share, for the quarter, compared to net income of $270,000, or $.05 per diluted share, in the fourth quarter of 2000. The fourth quarter net income in 2000 included a gain of $.10 per diluted share on the disposal of a former branch service center.

     William D. Gehl, Chairman, President and CEO, said "The past year was a challenging one for Gehl as our markets, particularly for construction equipment, continued to trend downward as a result of the weakening of the economy. The reluctance of dealers to add to inventory, as well as lower rental rates and an excess of used equipment, exacerbated the industry-wide slowdown in the construction equipment business. The telescopic handler market was down nearly 27% industry-wide in 2001, following a 25% decline in 2000. In this difficult construction equipment market, we managed production levels to meet the generally lower demand. Favorable milk prices helped boost agricultural equipment sales, which increased 18% year-over-year, and our skid loader market share improved last year despite an industry-wide decline in retail demand of 10%. However, the overall uncertainty of the markets made forecasting difficult and performance less predictable throughout the year."

     Gehl said "In the fall, the Company committed significant management resources to undertaking a comprehensive review of strategic options available to Gehl to increase shareholder value. Upon the conclusion of a complete and thorough process, the Board affirmed the strategic plan, outlined in February 2001, as the best means of creating shareholder value. Executing on the plan, we took significant steps to improve the bottom line and better position Gehl for improved market conditions, including a restructuring that will close one plant and consolidate our Mustang brand skid loader manufacturing into our Madison, South Dakota plant -- streamlining operations and further reducing costs."


                                  ( M O R E )

Gehl Company
Gehl Company Reports 4th Quarter and Full Year 2001 Results
February 28, 2002
page 3


     Gehl stated "Further, we are taking the following steps to increase shareholder value:

     o "we intend to continue to exploit fully the extensive cross marketing opportunities that exist among our multiple distribution channels, with 450 construction and 380 agricultural equipment dealers worldwide, to drive sales of our compact construction and agricultural equipment products - which represent some of the broadest product lines in these markets.

     o "we are continuing to invest in product research and bringing innovative products to market - such as the new 7000 Series of skid loaders, introduced last year and currently the world's largest skid loader;

     o "we are continuing to grow the successfully launched CE Attachments, Inc. as a single-source, web-enabled, supplier of a wide range of attachments for all brands of compact equipment to all construction and agricultural equipment dealers;

     o "and, we expect to grow our business by seeking to acquire other manufacturers of compact equipment, both here and abroad."

     In conclusion, Gehl said "We're facing tough and uncertain business conditions and expect to continue to do so at least for the first half of the year. Within this difficult business environment, our focus is squarely on executing our strategic plan to build shareholder value. We strongly believe our strategic initiatives, combined with our additional efforts to streamline the business, will increase the Company's long-term profitability and enhance value for all shareholders."

                          CONSTRUCTION EQUIPMENT SALES
                          ----------------------------

     Sales of construction equipment in the fourth quarter of 2001 were $23.4 million versus $27.7 million recorded in the fourth quarter of 2000, a decrease of 16%. Construction equipment sales for the full year ended December 31, 2001 were $125.2 million, 17% below the $151.1 million for the full year ended December 31, 2000.


                                  ( M O R E )

Gehl Company
Gehl Company Reports 4th Quarter and Full Year 2001 Results
February 28, 2002
page 4


Construction equipment sales continued to be lower as dealers did not add significantly to or replace fleet units or add stock units into inventory because of unfavorable economic conditions. Lower industry-wide rental rates for compact construction equipment, particularly telescopic handlers, reduced demand for the Company's construction equipment products. Industry-wide telescopic handler retail demand in North America in 2001 was down approximately 27% below the level in 2000. Partially offsetting these unfavorable industry-wide conditions were sales of the Company's telescopic handlers through its Mustang distribution channel and the continued favorable market acceptance of the four new skid loader models introduced earlier in 2001 for Gehl and Mustang dealers. The Company introduced new mid-sized models of compact excavators in the second half of 2001, which it anticipates will be well received in the market place.

                          AGRICULTURAL EQUIPMENT SALES
                          ----------------------------

     Sales of agricultural equipment in the fourth quarter of 2001 rose 8% to $26.2 million, compared to $24.4 million recorded in the fourth quarter of 2000. Agricultural equipment sales for the full year ended December 31, 2001 were $126.4 million, up 18% from the $107.0 million recorded for the full year ended December 31, 2000. Agricultural equipment sales increased, in part, due to the Company's successful strategy to leverage its rural equipment distribution network by shipping compact construction equipment to select rural dealers in the agricultural equipment market. Additionally, several new products, including a line of round balers and new skid loader models, contributed significantly to the increase in agricultural equipment revenues. Favorable domestic milk prices also contributed to the positive performance of the Company's agricultural equipment business.


                                  ( M O R E )

Gehl Company
Gehl Company Reports 4th Quarter and Full Year 2001 Results
February 28, 2002
page 5


                      GROSS MARGINS AND OPERATING EXPENSES
                      ------------------------------------

     For the fourth quarter of 2001, the Company's total gross margin was 24.4%, versus 24.5% for the fourth quarter of 2000. For the full year 2001, total gross margin was 25.7% vs. 26.4% for 2000. Gross margin for construction equipment was 23.1% and 22.4% for the 2001 fourth quarter and full year periods, respectively, compared to 22.3% and 24.3%, respectively, for the comparable periods of 2000. The reduction in construction equipment gross margin for the full year 2001 was generally the result of competitive market conditions that resulted in downward pressure on pricing, lower production levels, and a less favorable mix of product shipments. Gross margin for agricultural equipment was 25.5% and 28.9%, for the 2001 fourth quarter and full year periods, respectively, compared to the 27.0% and 29.2% margins realized for the comparable periods of 2000.

     Selling, general and administrative expenses in the fourth quarter of 2001 increased to 24.4% of net sales, from 21.1% in the fourth quarter of 2000, and for the full year 2001 increased to 20.2% of net sales, from 17.8% for the full year 2000.

     Gehl continues to invest in revenue-enhancing projects to position the Company for market share expansion and long term future growth. These investments include its recently launched attachment business, CE Attachments, Inc., new product research and development, implementation of Gehl's enterprise resource planning (ERP) system, and the centralization of service parts distribution. While the Company believes these investments are critical to its future growth, they do negatively impact selling, general and administrative expenses as a percentage of net sales.

                             2002 FINANCIAL GUIDANCE
                             -----------------------

     Business conditions in the Company's key markets are not projected to improve materially during the first half of 2002, from year-end 2001 levels. As a result, the Company expects its financial performance in the first and second quarters of 2002 to be at lower levels than those experienced during comparable periods of 2001.


                                  ( M O R E )

Gehl Company
Gehl Company Reports 4th Quarter and Full Year 2001 Results
February 28, 2002
page 6


Assuming the U.S. economy begins to recover in 2002, sales momentum should build gradually over the course of the second half.

     Total Company sales for 2002 are currently projected to be approximately flat as compared with 2001. In the 2002 revenue mix, the Company anticipates construction equipment sales as a percentage of total sales will be higher as compared to 2001. The new accounting standard providing for the elimination of goodwill amortization is expected to add approximately $.08 to earnings per diluted share. Diluted earnings per share for 2002 is expected to be in the range of $.90 to $1.00, including the new goodwill accounting treatment and excluding restructuring expenses that will be incurred in 2002.

     In 2002, the Company will substantially complete the restructuring program which was announced in September 2001, to reduce costs through several major plant rationalization initiatives. Restructuring expenses for full-year 2002 are projected to impact diluted earnings per share by $.15 to $.20 for period costs which are recorded as incurred.

     Despite the difficult operating environment currently experienced by all compact equipment companies, Gehl is a strong and well-positioned competitor in the industry. As its markets improve and the Company continues to execute its strategic plan, management is confident that the result will be increased value for all shareholders.

About Gehl Company
------------------

     Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; Lebanon, PA; Madison and Yankton, SD; and Owatonna, MN. The Company markets its products under the Gehl (R) and Mustang (R) brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or


                                  ( M O R E )

Gehl Company
Gehl Company Reports 4th Quarter and Full Year 2001 Results
February 28, 2002
page 7


contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone:
262-334-9461).

Forward Looking Statements
--------------------------

     The Company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's future financial position, business strategy, targets and projected sales and earnings, and the plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company "believes," "anticipates," "expects", "estimates" or "projects" or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, unanticipated changes in general economic and capital market conditions, the Company's ability to implement successfully its strategic initiatives and plant rationalization actions, market acceptance of newly introduced products, the cyclical nature of the Company's business, the Company's and its customers' access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates, the Company's ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company's expectations for fiscal year 2002 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company's ability to achieve its expectations.

                              ( TABLES TO FOLLOW )

                                  ( M O R E )

                                              GEHL COMPANY AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (in thousands, except per share data)

                                                        For the Fourth Quarter Ended             For the Year Ended
                                                        -----------------------------        --------------------------
                                                          Dec 31,           Dec 31,            Dec 31,         Dec 31,
                                                           2001              2000               2001            2000
                                                        (unaudited)       (unaudited)         (audited)       (audited)
                                                        -----------       -----------        -----------     -----------
NET SALES                                              $    49,626       $    52,147        $   251,636     $   258,118
    Cost of goods sold                                      37,520            39,369            187,069         190,093
                                                        -----------       -----------        -----------     -----------
GROSS PROFIT                                                12,106            12,778             64,567          68,025

    Selling, general
     and administrative expenses                            12,092            11,011             50,811          46,040
    Strategic review process costs                               -                 -                513               -
    Restructuring charge                                         -                 -              4,300               -
                                                        -----------       -----------        -----------     -----------
       Total operating expenses                             12,092            11,011             55,624          46,040

INCOME FROM OPERATIONS                                          14             1,767              8,943          21,985

    Interest expense                                          (886)           (1,272)            (4,299)         (4,741)
    Interest income                                            575               483              2,024           1,760
    Other expense, net                                        (364)             (562)            (3,122)         (4,148)
                                                        -----------       -----------        -----------     -----------

(LOSS) INCOME BEFORE INCOME TAXES                             (661)              416              3,546          14,856

    Income tax (benefit) provision                            (231)              146              1,241           5,200
                                                        -----------       -----------        -----------     -----------

NET (LOSS) INCOME                                      $      (430)      $       270        $     2,305     $     9,656
                                                        ===========       ===========        ===========     ===========

(LOSS) EARNINGS PER SHARE

Diluted                                                $     (0.08)      $      0.05        $      0.42     $      1.72
    Weighted average number of common
    shares and common stock equivalents                      5,357             5,412              5,507           5,607

Basic                                                  $     (0.08)      $      0.05        $      0.43     $      1.76
    Weighted average number of common
    shares                                                   5,357             5,343              5,345           5,475

                                              GEHL COMPANY AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED BALANCE SHEET
                                                     (in thousands)

                                                                           December 31, 2001         December 31, 2000
                                                                              (audited)                  (audited)
                                                                         ---------------------     ---------------------
ASSETS
     Cash                                                               $               2,248     $               2,590
     Accounts receivable - net                                                         90,714                    69,546
     Finance contracts receivable - net                                                 7,511                    16,549
     Inventories                                                                       52,161                    45,598
     Prepaid income taxes                                                              10,171                     8,078
     Prepaid expenses and other current assets                                          1,119                       636
                                                                         ---------------------     ---------------------
        Total current assets                                                          163,924                   142,997

     Property, plant and equipment - net                                               43,431                    46,172
     Intangible assets                                                                 12,417                    13,086
     Other assets                                                                      17,637                    20,463
                                                                         ---------------------     ---------------------

     Total assets                                                       $             237,409     $             222,718
                                                                         =====================     =====================


LIABILITIES AND SHAREHOLDERS' EQUITY
     Total current liabilities                                          $              56,466     $              50,027
     Long-term debt obligations                                                        64,237                    60,885
     Deferred income taxes                                                              2,460                     5,096
     Other long-term obligations                                                       14,225                     3,692
     Total shareholders's equity                                                      100,021                   103,018
                                                                         ---------------------     ---------------------

     Total liabilities and shareholders' equity                         $             237,409     $             222,718
                                                                         =====================     =====================

                                              GEHL COMPANY AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                     (in thousands)
                                                                                       For the Year Ended
                                                                         -----------------------------------------------
                                                                           December 31, 2001         December 31, 2000
                                                                              (audited)                  (audited)
                                                                         ---------------------     ---------------------
CASH FLOW FROM OPERATING ACTIVITIES:
     Net income                                                         $               2,305     $               9,656

     Adjustments to reconcile net income to net cash
        used for operating activities:
            Depreciation                                                                4,687                     4,885
            Amortization                                                                  729                       849
            Gain on sale of property, plant and equipment                                   -                      (863)
            Restructuring costs                                                         1,754                         -
            Cost of sales of finance contracts                                          3,222                     4,990
            Deferred income taxes                                                      (1,611)                      121
            Increase in finance contracts receivable                                  (99,104)                 (105,606)
            Proceeds from the sales of finance contracts                              109,740                    93,485
            Net change in remaining working capital items                             (21,828)                  (14,649)
                                                                         ---------------------     ---------------------
               Net cash used for operating activities                                    (106)                   (7,132)

CASH FLOW FROM INVESTING ACTIVITIES:
     Property, plant and equipment additions                                           (4,135)                  (12,577)
     Other                                                                                553                    (3,247)
                                                                         ---------------------     ---------------------
        Net cash used for investing activities                                         (3,582)                  (15,824)

CASH FLOW FROM FINANCING ACTIVITIES:
     Proceeds from revolving credit loans                                               3,580                    29,570
     Proceeds from issuance of common stock                                               357                       526
     Treasury stock purchases                                                            (245)                   (5,924)
     Other                                                                               (346)                      364
                                                                         ---------------------     ---------------------
        Net cash provided by financing activities                                       3,346                    24,536

     Net (decrease) increase in cash                                                     (342)                    1,580
     Cash, beginning of year                                                            2,590                     1,010
                                                                         ---------------------     ---------------------
     Cash, end of year                                                  $               2,248     $               2,590
                                                                         =====================     =====================